Exhibit 10.5

EXECUTION VERSION

NextDecade, LLC

3 Waterway Square Place

The Woodlands, Texas 77380

April 17, 2017

Kathleen Eisbrenner

3 Waterway Square Place

The Woodlands, Texas 77380

York Capital Management Global Advisors, LLC

767 Fifth Avenue, 17th Floor New York, New York 10153

Ladies and Gentlemen:

We refer you to the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Harmony Merger Corp., Harmony Merger Sub, LLC, NextDecade, LLC (the “Company”) and the other parties thereto. Capitalized terms used in this letter agreement that are not defined herein shall have the meaning assigned to such terms in the Merger Agreement. References herein to the Company shall refer from and after Closing to the Surviving Entity.

This letter agreement will confirm the agreement on the part of the Company, Kathleen Eisbrenner (“Eisbrenner”) and York Capital Management, L.P., York Credit Opportunities Fund, L.P., York Select, L.P., York Credit Opportunities Master Fund, L.P., York European Distressed Credit Fund II., L.P., York Multi-Strategy Master Fund, L.P., York Select Investors Master Fund, L.P. and York Select Master Fund, L.P. (collectively, “York” or the “York Funds”) as follows:

1.                    Employment Agreement. Effective as of the Closing, the Employment Agreement, dated May 20, 2015 (the “Employment Agreement”), by and between Eisbrenner and the Company, shall be amended by this letter agreement to effect and reflect the terms set forth in Exhibit A hereto and will otherwise continue in full force and effect in accordance with its terms from and after Closing.

2.	2018 Compensation Packages.

(a)          Promptly following the Closing, the Company shall identify and engage a nationally-recognized compensation consultant reasonably acceptable to the members of the Company’s compensation committee that has experience in advising public company boards of directors and compensation committees with respect to senior management cash compensation packages; provided that the Company shall use its commercially reasonable efforts to engage such consultant within four weeks after Closing. The consultant shall prepare a compensation survey of public company peers

Kathleen Eisbrenner

York Capital Management

Global Advisors, LLC	-2-	April 17, 2017

and make recommendations to the Company and its compensation committee for cash compensation packages for the Company’s senior management team no later than November 1, 2017. The peer group utilized by the consultant shall include Tellurian Inc. and Liquefied Natural Gas Limited and such other public company peers, if any, as are reasonably acceptable to the members of the compensation committee.

(b)         Each of the parties hereto shall use its reasonable best efforts to implement new cash compensation packages for the senior management team to be effective January 1, 2018 that take into consideration the report and recommendations of the consultant.

(c)          The 2018 cash compensation package for Eisbrenner shall be that contained in her Employment Agreement (as modified hereby). For the avoidance of doubt, that package shall include base salary of $617,500 and annual bonus opportunity as described on Exhibit A.

(d)         Each of the parties hereto shall use its reasonable best efforts to cause the directors listed on Schedule 7.1(e) to the Merger Agreement under “Nominating, Corporate Governance & Compensation Committee” to be named to serve on the compensation committee of Harmony Merger Corp. following the Closing until at least January 1, 2018, subject to such persons meeting all applicable legal requirements and applicable listing standards to serve in such capacity.

3.                    Executive Officer Search. A committee comprised of Eisbrenner, Matt Bonanno, Brian Belke and Avi Kripalani shall conduct a search process including, if desired, recommending to the Company a nationally recognized executive search firm, to identify an experienced executive to assume a senior executive role of the Company reporting as determined by a majority of the committee. The members of the search committee shall in good faith cooperate with respect to the search process and shall define the duties, obligations and (in consultation with, and subject to approval of, the compensation committee) compensation of the new executive. The committee shall make all decisions on the executive officer search by majority vote.

4.                     Antidilution. The Company’s LLC Agreement immediately prior to Closing will terminate at Closing; provided, that Section 4.1.2 will be taken into account in determining the amount of Merger Consideration payable to Eisbrenner, but only after taking into account all investments made or called prior to or in connection with the Closing.

5.                     KE/York Side Letter Amendments. Effective as of the Closing, the York/Eisbrenner Class A Unit Letter Agreement, dated November 13, 2015 (the “Side Letter”), shall be amended by this letter agreement to effect and reflect the terms set forth in Exhibit B hereto and will otherwise continue in full force and effect from and after Closing. The parties shall execute such additional documentation as may be necessary or desirable to effect the terms set forth in Exhibit B.

Kathleen Eisbrenner

York Capital Management

Global Advisors, LLC	-3-	April 17, 2017

6.                     All Actions. Each party hereto agrees to take all actions within its power to cause the terms and provisions of this letter agreement to be carried out, including by directing its respective Board designees or affiliated persons to take appropriate actions with respect to the matters contained herein.

York Capital Management Global Advisors, LLC represents that it has all necessary power and authority to execute this letter agreement on behalf of each York Fund. This letter agreement shall be construed and governed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. This letter agreement may be executed in one or more counterparts and all such counterparts so executed shall constitute an original agreement binding on all parties, but together shall constitute but one instrument.

[Signature page follows]

If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing the enclosed copy of this letter agreement.

Very truly yours, next decade LLC By: /s/ Krysta De Lima Name: Krysta De Lima Title: General Counsel

ACKNOWLEDGED AND AGREED

As of the date first above written:

/s/ Kathleen Eisbrenner

Kathleen Eisbrenner

York Capital Management,

On behalf of itself and each of the York Funds

By: /s/ John J. Fosina

Name: John J. Fosina

Title: Chief Financial Officer

[Signature Page to Side Letter between NextDecade, K. Eisbrenner & York]

Exhibit A

Employment Agreement Amendments

Base Salary	$617,500 annual cash compensation, effective as of the Closing Date of the Merger, payable on the Company’s normal payroll cycle; provided, that if the Closing Date is after July 1, 2017, then Eisbrenner shall be compensated as if the Closing Date occurred on July 1, 2017, with any “catch-up” payment to be made as soon as practicable after the Closing Date. For the avoidance of doubt, commencing on January 1, 2018, Eisbrenner’s annual cash compensation of $617,500 will be payable on the Company’s normal payroll cycle.
Annual Bonus	Minimum: $308,750 Target: 100% of Base Salary Stretch: 160% of Base Salary
Change in CEO	If, prior to FID, the Company or Parent appoints an individual other than Eisbrenner to the position of CEO or other officer position that reports directly to the Board and does not terminate Eisbrenner’s employment for Cause under the Employment Agreement (a “New Executive Event”), such appointment shall not be considered a termination of Eisbrenner’s employment without Cause, including for purposes of Section 7.2; provided that (i) Eisbrenner is not removed or replaced as Chair of the Board of Parent during the Initial Employment Term, (ii) Eisbrenner’s employment shall continue in accordance with the terms of the Employment Agreement (as amended hereby), subject only to any change in title and responsibilities consistent therewith as delegated to her by the Board of Directors at such time and Eisbrenner shall be entitled to 6 weeks paid vacation time, and (iii) upon any Termination Date, (A) within ten days following the Termination Date, the Company shall pay Eisbrenner (in addition to any other amounts due in accordance with the terms of the Employment Agreement) a special bonus equal to the sum of her Base Salary for a period of eighteen (18) months in a single, lump sum payment (i.e., $926,250), in recognition of her dedicated service to the Company (the “Special Bonus”) and (B) prior to the Termination Date, the compensation committee of the Board and the Board shall consider in good faith (acting reasonably and taking into account all of the circumstances applicable to Eisbrenner’s contributions to the Company) acceleration of Eisbrenner’s unvested equity to be effective as of the Termination Date. For the avoidance of doubt, the Special Bonus shall be paid following any New Executive Event in addition to any other amounts (including equity vesting) to which Eisbrenner becomes entitled to as of her Termination Date pursuant to the Employment Agreement, which other amounts are not amended

A-1

hereby.

In addition, upon any New Executive Event, to the extent any shares of Parent Common Stock issued to Eisbrenner are at such time subject to a lock-up agreement, the Company will release shares with an aggregate value of $25 million from any restriction on trading in such lock-up agreement that extends for more than six months.

For the avoidance of doubt, a New Executive Event shall not impact Eisbrenner’s role as Chair of the Board during the Initial Employment Term.

“Good Reason”	Clause (iii) of the definition is amended to add the following proviso: “; provided, that no such reduction or diminution, change of reporting structure or assignment of duties shall constitute Good Reason if and only for so long as Executive has not been or is not at any time during the Initial Employment Term removed or replaced as Chair of the Board of Parent”.
Term	The Initial Employment Term will be extended to June 30, 2019.
Definitions

References to the Company shall mean the Parent or the Company, as applicable, such that the holding company structure of the Parent and the Company shall not subvert the intent and provisions in the Employment Agreement.

References to the Board shall mean the board of directors of Parent.

References to incentive membership interests under the Management Incentive Pool shall refer to Restricted Shares issued as Merger Consideration in exchange therefor pursuant to the Merger Agreement.

Lock-up Matters	The Company will, upon notice from Eisbrenner that she is seeking a third party loan, execute an amendment to the lock-up agreement executed by Eisbrenner at Closing solely to permit a pledge of shares of Parent Common Stock with an aggregate value of up to $675,000.
New Equity Incentive Plan	As contemplated by the Merger Agreement, and assuming that the Parent Plan is approved by the stockholders of Parent at the Special Meeting, within one year of the Closing, the parties here to will use reasonable best efforts to make a grant of equity compensation to Eisbrenner under the Parent Plan.

A-2

Exhibit B

Amendments to York-KE Side Letter

Sharing Percentages

As of the date of this amendment, the York Sharing Percentage is 79.405% and the KE Sharing Percentage is 20.595%, which reflects vesting of 150 basis points of the P/J Promote Adjustments pursuant to Sections 4(a) and (c) of the Side Letter.

Conversion to Merger Consideration	At and after the Effective Time, the Merger Consideration will be distributed to the York Funds and Eisbrenner in respect of the Class A Units in accordance with Section 8 of the Side Letter. The shares of Parent Common Stock issued to the York Funds and Eisbrenner in the aggregate in respect of Section 8(ii)(E) of the Side Letter are referred to herein as the “Residual A Shares.” At the Closing (and upon any issuance of Contingent Shares (a “Contingent Issuance”)), the Company’s Chief Financial Officer shall certify to the York Manager and Eisbrenner the number of shares of Parent Common Stock that constitute Residual A Shares.
Restricted Residual A Shares

12.25% of the Residual A Shares issued in the name of the York Funds (in such allocations among the York Funds as determined by the York Manager) shall be designated as “restricted” and bear a legend referencing the restrictions contained herein.

At Closing, the applicable York Funds shall deliver into escrow with the Company’s Transfer Agent a conditional stock power and power of attorney duly endorsed in blank permitting the transfer of Residual A Shares in accordance with this letter agreement.

The restricted Residual A Shares will be deposited with the Company until the restrictions lapse, or the shares are transferred (cancelled and re-issued) as described herein.

Section 5 of the Side Letter shall be terminated at Closing.

Promote Adjustments	Each of the adjustments contained in Sections 3 and 4 of the Side Letter shall continue in full force and effect after the Merger and shall apply to the Residual A Shares. References to the Class A Units and Class B Units in Section 4(d) of the Side Letter shall refer to the shares of Parent Common Stock issued as Merger Consideration pursuant to the Merger Agreement in respect of/in exchange for the Class A Units and Class B

B-1

Units of the Company

From and after Closing, upon the occurrence of any event or circumstance that would result in any Founder Promote Adjustment or P/J Promote Adjustment, for each one basis point (.01 percentage points) increase in the KE Profit Sharing Percentage (and corresponding decrease in the York Profit Sharing Percentage), the Company shall take all appropriate actions to transfer the appropriate number of Residual A Shares from the York Funds to Eisbrenner that corresponds to .01 percent of the total Residual A Shares, including including the removal of any legend or restriction.

Upon the occurrence of any Contingent Issuance, the Company shall take such actions as described above as are necessary to cause the respective numbers of Residual A Shares issued in the names of the York Funds and Eisbrenner to reflect then current KE Profit Sharing Percentage and the York Profit Sharing Percentage.

The York Funds and Eisbrenner shall execute such documentation and take such other actions as may be necessary or reasonably requested by the Company to effect the transfer of Residual A Shares described above.

Founder Promote Expiration	Promptly after June 1, 2018, if and to the extent any rights and obligations to the Founder Promote Adjustments have terminated in accordance with Section 3 of the Side Letter, then the Company shall remove the restricted legend from such percentage of the Residual A Shares that corresponds to the percentage of Change of Control Adjustment and/or FID Adjustment that has expired and terminated.
Assignment	Section 10 of the Side Letter shall continue in effect from and after the Closing; provided, that (i) references to Class A Units shall refer to the restricted Residual A Shares, (ii) references to the LLC Agreement shall refer to the Company’s bylaws and articles of incorporation and (iii) the purchaser of any Residual A Shares shall deliver to the Company, prior to any transfer of such shares, reasonable documentation evidencing the assumption, without qualification, of this letter agreement and a stock power and power of attorney duly endorsed in blank permitting the transfer of the Residual A Shares in accordance with this letter agreement.
Definitions

References herein and in the Side Letter to the Company shall mean the Parent or the Company, as applicable, such that the holding company structure of the Parent and the Company shall not subvert the intent and provisions in the Side Letter or this amendment.

For purposes of the Founder Promote Adjustments and P/J Promote Adjustments, “Change of Control” and “FID” shall have the meanings set forth below. Any capitalized term used but not defined in such definitions shall have the respective meanings ascribed to them in the Company’s LLC

B-2

Agreement as of the date hereof.

“Change of Control” means a transaction or series of related transactions, including a merger, consolidation, recapitalization, exchange of interests or reorganization of the Company or Parent with or into an Independent Third Party, the direct or indirect Transfer of legal or beneficial ownership of capital stock of the Company or Parent to an Independent Third Party, or the issuance of capital stock of the Company or Parent or other equity interest in the Company or Parent to an Independent Third Party, as a result of which the beneficial owners of Units of the Company immediately prior to the Effective Time (as defined in the Merger Agreement) (i) beneficially own equity securities of the Company or Parent or the successor entity representing less than 50% of the combined voting power of the outstanding voting securities, on a fully- diluted basis, of the Company or Parent or the successor entity, as applicable, immediately after such transaction or series of related transactions, or (ii) are otherwise unable to elect a majority of the board of directors of the Company or Parent or the members of the board of directors, managers or equivalent governing body of the successor entity immediately after such transaction or series of related transactions. Notwithstanding the foregoing, for purposes of this definition, the issuance or Transfer of Indirect Equity by a Member or a Related Entity of a Member will not constitute a Transfer of beneficial ownership of capital stock of the Company or Parent if (x) the capital stock of the Company or Parent, as applicable, owned (directly or indirectly) by the Member or Related Entity constitute less than 25% of the assets of the Member or Related Entity and (y) the Person controlling the Member or Related Entity immediately prior to such issuance or Transfer retains such control immediately following such issuance or Transfer.

“Final Investment Decision” or “FID” means the board of directors of Parent has affirmatively voted or consented to undertake construction of a Project and the Company, acting through its Chief Executive Officer, President or any other officer of the Company authorized by the board of directors of Parent, has given a full notice to proceed under an EPC Contract.

B-3